Exhibit 99.1

For Immediate Release

November 20, 2019

urban-gro Announces Financial Results for 2019 Third Quarter

•          Revenue YTD Increased 16.2% Over Same Period in 2018, $17.1M versus $14.7M;

•         Gross Profit Percentage YTD Increased to 32.4% From 29.3% Over Same Period in 2018;

•         Deposits Against Future Shipments at End of Quarter was $4.2M, a New Company High;

•         Cash Position at End of Quarter was $3.5 Million, a New Company High

Lafayette, Colo., (November 21, 2019) – urban-gro, Inc. (OTCQX: UGRO) (“urban-gro” or the “Company”), is a leading engineering design, equipment integration, and facility optimization company that works with, and provides solutions to leading commercial cannabis operators around the world, announced its financial results for the period ended September 30, 2019.

Third Quarter Financial Summary

•	The Company generated revenues of $5.6 Million, compared to $5.3 Million in the prior year period.
•	As outlined in the table below, on a Non-GAAP basis, Adjusted EBITDA was a negative $798,000, compared to a negative $351,000 in the prior year period due primarily to increased marketing and G&A expenses.
•	The Company reported a net loss of $2.8 Million, compared to a net loss of $850,000 in the prior year period. This increase in net loss is primarily the result of the non-cash impacts of the amortization of amounts associated with the issuance of convertible debentures, the write-down of an investment, increased marketing costs and increased G&A expenses due to expanded work force during the comparable periods.
•	Cash on hand at end of the quarter was $3.5 Million, the best cash position for the Company at the end of any quarter to date.
•	In its strongest performing quarter to date for signing engineering design contracts, which serve as a leading indicator of future cultivation equipment sales and post-startup recurring revenues, the Company signed the following contracts:
o	5 Cultivation Space Programming contracts, totaling 61,500 square feet
o	12 Interior Cultivation Design contracts, totaling 357,752 canopy square feet
o	5 MEP Engineering contracts totaling 276,845 square feet

Nine Month Financial Summary

•	The Company generated revenues of $17.1 Million, compared to $14.7 Million in the prior year period, an overall increase of $2.4 Million, or 16.2%.
•	As outlined in the table below, on a Non-GAAP basis, Adjusted EBITDA was a negative $2.2 Million, compared to a negative $1.3M in the prior year period due primarily to increased marketing and G&A expenses.
•	The Company reported a net loss of $5.7 Million compared to a net loss of $2.1 Million in the prior year period. This increase in net loss is primarily the result of the non-cash impacts of the amortization of amounts associated with the issuance of convertible debentures, the write-down of an investment, increased marketing and business development costs tied to tradeshows, driving awareness as the Company became publicly listed, ongoing development expenses tied to building the Soleil® technology platform, and increased G&A expenses due to expanded workforce during this period.

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•	The Company signed the following engineering design contracts:
o	7 Cultivation Space Programming contracts, totaling 874,788 square feet
o	43 Interior Cultivation Design contracts, totaling 1,009,901 canopy square feet
o	10 MEP Engineering contracts totaling 347,845 square feet, since the acquisition of Impact Engineering

Company Product and Service Highlights

•	In Q1, urban-gro acquired Impact Engineering Inc. (d/b/a Grow2Guys), a MEP engineering firm with related design experience in over 200 cannabis cultivation facilities. The Company made this acquisition to: 1) engage with customers earlier in the facility design process, and 2) enter the purpose-built HVAC segment.
○	Demonstrating this success, the Company signed its first HVAC contract in Q3 with a US-based customer. The sale is valued at $2.4 Million and is scheduled to ship in Q1 2020.

•	In 2019, the Company executed a strategic initiative to increase focus on, and build out, its Environmental Sciences division. Combining the sale of recurring revenue items such as consumables and biologicals with equipment solutions that aid in reducing microbials and provide odor suppression, this division works with cultivators to create ideal growing environments.
○	In Q3, the Company signed its largest Environmental Sciences contract to date with a Canadian-based customer. The contract is valued at CAD $2.2 Million and is scheduled to ship in Q1 2020.

•	In Q3, in its Soleil® Technology platform, the Company was awarded its first US Patent for its sensor bus architecture for modular sensor systems. The Modular Sensor Architecture for Soil and Water Analysis at Various Depths from the Surface (U.S. Patent No. 10,405,069 B2) was issued September 3, 2019.

•	The Soleil® platform delivers micro-climate intelligence using wireless, high-resolution, energy efficient sense technology. Cultivators can use the data to optimize operations and protect their high value crops.

Management Commentary

Bradley Nattrass, Co-Founder, Chairman, and Chief Executive Officer, said, “as reflected in the Company’s reported financial results, the third quarter represented a turning point for urban-gro as we began the pivot to focus on Adjusted EBITDA profitability in the future. Given the current capital markets climate, we embarked on restructuring and cost-cutting initiatives to decrease operating expense, increase focus on higher margin divisions, and improve cash flow. Without the availability of traditional banking lines of credit and the industry’s capital markets availability steadily decreasing, we can no longer judge our success solely on top line performance. Our leadership team made the decision to internally address and resolve our working capital issues by optimizing our operational efficiencies and running the Company without depending on a new capital infusion at this time. To achieve this goal, we put a strong emphasis on refocusing the current team, which resulted in reducing headcount from 64 employees at the start of Q3, to the 49 that we currently have today. In addition, we eliminated a significant percentage of non-essential expenses that do not directly affect tactical Company operations. The Company’s Leadership team assessed each investment that the Company had made, each go-to-market platform that the Company utilized, and each product line that we offer and the effectiveness of the solution that it provides our customers, and then made decisions on which are key to supporting our strategic directive.”

This review resulted in certain cost reduction initiatives implemented beginning in August 2019, which we anticipate having the annual savings indicated below:

•	Reduced headcount - $1,828,000, including a 25% burden for benefits and travel;
•	Reduced marketing expenditures - $500,000, primarily tradeshows and outsourced marketing functions;
•	Eliminated planned future annual CapEx tied to outsourced product development - $240,000; and
•	Reduced corporate function activities - $50,000.

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“Our strategy of achieving Adjusted EBITDA profitability is centered around leveraging the strength of our core competencies in three primary areas; 1) increased focus on early engagement of customers in our core professional services including cultivation space programming, MEP engineering, and interior cultivation design; 2) a focus to do more business with key vendors and selecting the best-in-class vendors for strategic alignment in the years ahead; and 3) a focus on providing innovative product solutions to our customers that drive operational efficiency. We believe our team of 24 engineers and experts and their combined 300+ facilities of experience separates us from the competition. Our highly educated and knowledgeable team has operational and regulatory experience in the horticulture and cannabis sectors. urban-gro continues to build momentum as a leading systems integrator in the design and furnish of systems for efficient indoor cannabis cultivation facilities.”

“After embarking on the path to go public in 2018 and culminating with our listing earlier this month on the OTCQX exchange, we are excited to reach the status of becoming a publicly traded company and are now hiring the related experience needed to continue our growth. Supporting this directive, in Q3 we hired Dick Akright as interim CFO. He has over 25 years of public company related experience, including experience serving as CFO for Qwest Internet, a then $1 Billion business unit of communications giant Qwest Communications. During the aforementioned restructuring initiative, his experience has proven to be invaluable as we prepare the Company to successfully navigate the public markets.”

“With the recent restructuring now complete, our leadership team is operating with an aligned focus on profitability and driving shareholder value. With the strong increase in signed engineering design contracts, I am confident that we have turned the corner and feel that urban-gro is emerging as one of the leading ancillary companies in the global cannabis industry, and in turn providing positive returns for our shareholders. urban-gro’s value proposition to both existing operators and new entrants into the cannabis market is one of incomparable systems and solutions expertise as reflected in the increasing demand for our services and integrated equipment solutions. Working side by side with our customers and based on our team of engineers, designers, and staff experts, we allow cultivators to make key decisions early in the design process to ensure their facility operates as a high performance cultivation facility. Our enterprise platform customer engagement strategy, launched earlier in the year, is successfully focused on consultative design, engaging customers six to nine months earlier than we were in 2018. By providing strong service, we have solidified relationships that span across design and equipment solution sales through on-site systems commission. Moreover, with our increased offering of industry exclusive service and product solutions, we are experiencing increased business relationships in the post start-up stage.”

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in Adjusted EBITDA provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of net loss to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Loss	$(2,809,530)	$(846,808)	$(5,719,404)	$(2,128,506)
Interest expense	921,966	23,430	1,171,083	65,573
Depreciation and amortization	73,928	40,004	193,956	117,780
Share based compensation	509,129	432,347	1,606,355	646,302
Impairment of investment	506,000	–	506,000	–
Adjusted EBITDA	$(798,417)	$(351,027)	$(2,242,010)	$(1,298,851)

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ABOUT URBAN-GRO

urban-gro is a leading end-to-end engineering design, equipment integration, and facility optimization company that works with, and provides solutions to, leading commercial cannabis operators around the world. By combining its four business platforms -- 1) early programming and design stage (i) cultivation space programming, (ii) facility engineering, (iii) interior cultivation design, (iv) equipment integration, and (v) commissioning services, 2) post start-up cultivation optimization & technical support services, 3) Environmental Sciences, which includes the consultative selling of odor & microbial reduction equipment, and Integrated Pest Management (“IPM”) solutions, and 4) Soleil® Sense crop monitoring technology -- urban-gro provides highly integrated solutions for today’s commercial cannabis cultivators and Multi-State Operators. urban-gro is recognized as one of the cannabis industry’s fastest growing companies. Visit www.urban-gro.com and soleiltech.ag to learn more. Follow urban-gro on Instagram, Facebook, Twitter and LinkedIn. Follow Soleil on Instagram.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by us with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, we may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general market conditions. Reference is hereby made to cautionary statements set forth in our most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

For inquiries, please contact:

Investor Relations Contact:
Phil Carlson

KCSA Strategic Communications

Email: pcarlson@kcsa.com

Phone: (212) 896-1233

Media Contact:
Anne Graf

KCSA Strategic Communications

Email: agraf@kcsa.com

Phone: (786) 390-2644

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